Exhibit 10.9

THIS LOAN AGREEMENT (this “Agreement”) dated this 11th day of October 2022

BETWEEN:

[Dwight Witmer] of [10 Sextons House, Bardsley Lane, London SE10 9RQ] (“the Lender”)

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[LAMY Inc] of [201 Allen St, Unit 10104, New York, NY10002] (“the Borrower”)

IN CONSIDERATION of the Lender loaning certain monies (the “Loan”) to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfil the promises and conditions set out in this Agreement.

Loan Amount and Interest

1.	The Lender promises to loan [$3,000] USD to the Borrower and the Borrower promises to repay this principal amount to the Lender, with interest payable on the unpaid principal at the rate of [3% over the US Federal Reserve Base Rate] per annum, calculated yearly not in advance, beginning on the date of this agreement.

Payment

2.	This Loan will be repaid in a single lump sum in 2 years from the date of this agreement

3.	At any time while not in default under this Agreement, the Borrower may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

Default

4.	Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing and interest due under this Agreement at that time to be immediately due and payable.

Governing Law

5.	This Agreement will be construed in accordance with and governed by the laws of England and Wales.

Costs

6.	All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal sum then outstanding and will immediately be paid by the Borrower.

Binding Effect

7.	This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Borrower and Lender.

Amendments

8.	This Agreement may only be amended or modified by a written instrument signed by both the Borrower and the Lender.

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Severability

9.	The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any term, covenant, condition or provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be reduced in scope by the Court only to the extent deemed necessary by the Court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

General Provisions

10.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa

Entire Agreement

11.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

The parties have duly affixed their signatures on this 11th day of October 2022

SIGNED by the said

/s/ Dwight Witmer

SIGNED by the said

/s/ Dwight Witmer

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